UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 15, 2010

Attune RTD
(Exact Name of Registrant as Specified in its Charter)

Nevada	1-12497	32-0212241
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

3700 B Tachevah Road,
Palm Springs, California	92262
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
760 323 0233

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written  communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]      Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]      Pre-commencement communications pursuant to Rule  13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

 This Form 8-K and other reports filed by Attune RTD (“us”, “we” or “our”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management.  When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements.  Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, operations and results of operations and any businesses that we may acquire.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

TABLE OF CONTENTS
Item 1.01	Entry into Material Definitive Agreement

Item 9.01	Exhibits

SIGNATURES

EXHIBIT INDEX

EX. 10.1	Agreement with TXU Energy

EX. 10.2	Agreement with Itron Inc.

EX. 10.3	Letter of Intent with DCC Companies

EX. 99.1	Press Release

Item 1.01 Entry into Material Definitive Agreement

Agreement with TXU Energy
 On July 15, 2010, Attune RTD (“us”, “we” or “our”) we entered into a professional services agreement with TXU Energy Retail Company, LLC a Texas Limited liability Company (“TXU”) where by TXU agreed to provide us with any supplementary equipment necessary to install up to 50 IPPCs (BrioWave 175p) and up to 50 data-loggers.

TXU Energy Retail Company, LLC is required to pay $460 per home for each successfully installed IPPC, including  data loggers, $100 per home where the unit is uninstalled and $32,250 for 6 months of program management.

The agreement terminates  January 31, 2011 unless at least 30 days prior to the end of the Initial Term or such Renewal Term, as the case may be, we provide TXU with written notice of our intent to extend the term for an additional one-year term up to ten years.

Agreement with Itron Inc.
On July 19, 2010, we entered into a Developer’s Kit Technical Information License Agreement (the “License Agreement”) with Itron Inc. (“Itron”) that  provides us with a non-exclusive license to use Itron’s intellectual property including its Developer’s kit.

The Developer Kit  that includes the following: (1) Modified OpenWay CENTRON electricity meter, known as the test meter- CENTRON has no metrology, but rather a low-voltage metrology simulator; (ii) MDI_Link meter simulation tool, for controlling the simulated metrology (iii) PC software for controlling the meter’s HAN environment, including sending DR, text, and price messages to devices; (iv) USB drive containing the following documents (a) OpenWay ZigBee Developer’s Kit User’s Guide (this document)(b)TDC-0868-000 Implemented Smart Energy Features.pdf; and (c) MRI_LINK User Guide.pdf; and (v) Accessories including (a) USB cable for communication between a host computer and the test meter; and (b) AC power adapter.

Either party may terminate the Agreement by providing the other Party with no less than sixty (60) days advance written notice of such termination. Following the effective date of such termination, we shall be permitted to continue the Intellectual Property in accordance with the Agreement; provided, however, we shall have no access to future changes in the Intellectual Property or updates to the Intellectual Property.

Letter of Intent with DCC Companies
On September 6, 2010, we entered into a non-binding letter of intent with DCC Companies to conduct due diligence for the purposes of detailing the terms and conditions for the installation services of the BrioWave 175p™ Smart Energy Management Control System.   The agreement contained confidentiality provisions that prevent either party from disclosing intellectual property and confidential information of the other.

The description of the agreements with TXU Energy, Itron Inc. and the letter of intent with DCC companies set forth above are, by their nature, a summary descriptions and omit certain detailed terms set forth in the underlying agreements and/or  documents.  The summary set forth above is qualified by the terms and conditions of the agreements attached as Exhibit 10.1, 10.2 and 10.3 to this Current Report.

Item 7.01    Regulation FD Disclosure.

On September 13, 2010, Attune RTD, issued a press release announcing the signing of a letter of intent with DCC Companies for purposes of detailing the terms and conditions for the installation services of the BrioWave 175p™ Smart Energy Management Control System.   The agreement contained confidentiality provisions that prevent either party from disclosing intellectual property and confidential information of the other.

Jason Kelly holds 66,667 shares of our Class A Common Stock, Richard Ramos holds 28,874 shares of our Class A Common Stock, Richard Ramos holds 13,636 shares of our Class A Common Stock, Mike Steib holds 8,000 shares of our Class A Common Stock and Angela Green holds 7,144 of our Class A Common Shares. Shane Davis and Todd Coomes are principals of DCC Companies, Inc., with Shane Davis owning 350,000 of our Class A Common shares and Todd Coomes owning 113,810 shares of our Class A Common stock. The foregoing shares were purchased at various prices over the past several years through “Private Placements” disclosed in our  “S-1 Registration Statement” and as well as Quarterly Reports filed with the Securities and Exchange Commission.

The information under Item 7.01 in this Form 8-K is being furnished and shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information under Item 7.01 in this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01                      Financial Statements and Exhibits.

(d)             Exhibits.

10.1           Agreement with Itron, Inc

10.2           Agreement with TXU Energy Retail Company

10.3           Letter of Intent

99.1           Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Attune RTD

Dated: September 15, 2010	By:	/s/ Tom Bianco
Tom Bianco